As filed with the Securities and Exchange Commission on November 19, 2007

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
_______________
DOLLAR FINANCIAL CORP.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Operation)	23-2636866 (I.R.S. Employer Identification Number)
1436 Lancaster Avenue, Suite 310
Berwyn, Pennsylvania 19312-1288
(610) 296-3400
(Address of Principal Executive Offices, including Zip Code)

DOLLAR FINANCIAL CORP. 2007 EQUITY INCENTIVE PLAN
(Full Title of the Plans)

Donald F. Gayhardt
President
Dollar Financial Corp.
1436 Lancaster Avenue, Suite 310
Berwyn, Pennsylvania 19312-1288
(610) 296-3400
(Name, Address And Telephone Number, Including Area Code, of Agent For Service)

Copies of communications to:
Barry M. Abelson, Esquire
Brian M. Katz, Esquire
Pepper Hamilton LLP
3000 Two Logan Square
Eighteenth and Arch Streets
Philadelphia, Pennsylvania 19103-2799
(215) 981-4000
__________________________
CALCULATION OF REGISTRATION FEE

	Amount to be	Proposed Maximum	Proposed Maximum	Amount of
Title of Shares to be Registered	Registered (1)	Offering Price Per Share	Aggregate Offering Price	Registration Fee
Common Stock, par value $0.001 per share	2,500,000 (2)	$30.07(3)	$75,162,500	$2,307.49

(1) Pursuant to Rule 416(b), there shall also be deemed covered hereby such additional shares as may result from anti-dilution adjustments which may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments.
(2) Consists of shares of Common Stock issuable under the Dollar Financial Corp. 2007 Equity Incentive Plan.
(3) Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(h)(1) and (c) under the Securities Act of 1933, as amended. The price and fee are computed based upon $30.07, the average of the high and low prices for the Common Stock reported on the NASDAQ Global Select Market on November 14, 2007.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1.    Plan Information.
     The document(s) containing the information specified in Part I of this Form S-8 Registration Statement (the “Registration Statement”) will be sent or given to participants in the Dollar Financial Corp. 2007 Equity Incentive Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”), but constitute, along with the documents incorporated by reference into this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.
Item 2.    Registrant Information and Employee Plan Annual Information.
     Dollar Financial Corp. (the “Registrant”) will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Such documents are incorporated by reference in the Section 10(a) prospectus. The Registrant also will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, documents that are required to be delivered pursuant to Rule 428(b) of the Securities Act. Requests should be directed to Dollar Financial Corp., 1436 Lancaster Avenue, Berwyn, Pennsylvania 19312-1288, Attention: Randy Underwood, Executive Vice President and Chief Financial Officer, telephone number (610) 296-3400.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.
     The following documents which have been filed by the Registrant with the Commission are incorporated by reference into this Registration Statement:
     (a)       The Registrant’s Annual Report on Form-10-K for the fiscal year ended June 30, 2007 filed on September 18, 2007, as amended by the Registrant’s Annual Report on Form 10-K/A filed on September 26, 2007.
     (b)       The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2007 filed on November 9, 2007.
     (c)       All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since June 30, 2007, including the Registrant’s Current Reports on Form 8-K filed on July 5, 2007, July 19, 2007, September 11, 2007, September 13, 2007, October 9, 2007, October 12, 2007, November 2, 2007 and November 6, 2007.
     (d)       The description of the Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed on July 26, 2004, and including any amendments or reports filed for the purpose of updating such description in which there is described the terms, rights and provisions applicable to the Common Stock.
     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents.

Item 4.    Description of Securities.
     Not applicable.
Item 5.   Interests of Named Experts and Counsel.
     Not applicable.
Item 6.    Indemnification of Directors and Officers.
     Section 145 of the Delaware General Corporation Law permits indemnification of the Registrant’s officers and directors under certain conditions and subject to certain limitations. Section 145 of the Delaware General Corporation Law also provides that a corporation has the power to purchase and maintain insurance on behalf of its officers and directors against any liability asserted against such person and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of Section 145 of the Delaware General Corporation Law.
     Article 5 of the Registrant’s Amended and Restated Bylaws provides that the registrant will indemnify its directors and executive officers to the fullest extent authorized by the Delaware General Corporation Law. The rights to indemnity thereunder continue as to a person who has ceased to be a director, officer, employee or agent and inure to the benefit of the heirs, executors and administrators of the person. In addition, expenses incurred by a director or executive officer in defending any civil, criminal, administrative or investigative action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the Registrant (or was serving at the Registrant’s request as a director or officer of another corporation) will be paid by the Registrant in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it will ultimately be determined that he or she is not entitled to be indemnified by the Registrant as authorized by the relevant section of the Delaware General Corporation Law.
     As permitted by Section 102(b)(7) of the Delaware General Corporation Law, Article 9 of the Registrant’s Amended and Restated Certificate of Incorporation provides that a director of the Registrant will not be personally liable for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or acts or omissions that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived any improper personal benefit. The Registrant has purchased directors’ and officers’ liability insurance. We believe that this insurance is necessary to attract and retain qualified directors and officers.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors and officers of Dollar Financial Corp. pursuant to the foregoing provisions or otherwise, we have been advised that, although the validity and scope of the governing statute has not been tested in court, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In addition, indemnification may be limited by state securities laws.
     All of our directors and officers will be covered by insurance policies maintained by us against some liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.
Item 7.    Exemption From Registration Claimed.
     Not applicable.
Item 8.    Exhibits.
4.9	Dollar Financial Corp. 2007 Equity Incentive Plan.

5.1	Opinion of Pepper Hamilton LLP as to the validity of the securities being registered.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Pepper Hamilton LLP (contained in Exhibit 5.1).

24.1	Powers of Attorney (contained in signature page hereto).
Item 9.    Undertakings.
(a)       The undersigned Registrant hereby undertakes:
(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)       To include any prospectus required by section 10(a)(3) of the Securities Act.
(ii)       To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.
(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2)       That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)       To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.
(b)       The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(h)       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Berwyn, Commonwealth of Pennsylvania, on November 19, 2007.

DOLLAR FINANCIAL CORP.
By:	/s/ Donald F. Gayhardt
Donald F. Gayhardt
President

POWER OF ATTORNEY
     Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby constitutes and appoints Donald F. Gayhardt and Randy Underwood his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorney-in-fact and agent or his substitutes may do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on November 19, 2007:

SIGNATURE	TITLE

/s/ Jeffrey A. Weiss Jeffrey A. Weiss	Chairman of the Board of Directors and Chief Executive Officer (principal executive officer)
/s/ Donald F. Gayhardt Donald F. Gayhardt	President and Director
/s/ Randy Underwood Randy Underwood	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)
/s/ David Jessick David Jessick	Director
/s/ Kenneth Schwenke Kenneth Schwenke	Director
Clive Kahn	Director
/s/ John Gavin John Gavin	Director

EXHIBIT INDEX

Exhibits

4.9	Dollar Financial Corp. 2007 Equity Incentive Plan.

5.1	Opinion of Pepper Hamilton LLP as to the validity of the securities being registered.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Pepper Hamilton LLP (contained in Exhibit 5.1).

24.1	Powers of Attorney (contained in signature page hereto).